Exhibit 99.1

American Campus Communities Announces Appointment of Acting Non-Executive

Chairman of the Board

AUSTIN, Texas—August 12, 2015 American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced that the company’s independent, non-executive Chairman of the Board, R.D. Burck, is temporarily relinquishing his chairman duties in order to focus on recovering from a recently-diagnosed illness. Mr. Burck will remain a member of the Board of Directors. Effective immediately, the Board has appointed Edward Lowenthal, a longstanding member of the Board and Chair of the Corporate Governance and Nominating Committee, to serve as the acting independent, non-executive Chairman of the Board during Mr. Burck’s absence.

“Dan Burck brings a wealth of knowledge and experience to ACC that has greatly benefited our shareholders whom he represents, the board as a whole, and our executive team,” said Bill Bayless, American Campus CEO. “Since our IPO in 2004, Dan has served as a mentor and role model for me and the entire American Campus executive team. We are all grateful for the constructive insight and guidance he has offered on behalf of our shareholders. All of us at ACC wish Dan a fast and full recovery and look forward to him returning to his Chairman role in the near future.”

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2015, American Campus Communities owned 159 student housing properties containing approximately 96,400 beds. Including its owned and third-party managed properties, American Campus Communities’ total managed portfolio consisted of 198 properties with approximately 126,800 beds. Visit www.americancampus.com.

AT THE COMPANY:

Ryan Dennison

Investor Relations

(512) 732-1000